FOR RELEASE JUNE 13, 2007

Contact:
Lawrence Pemble
Judy Zakreski
Chindex International, Inc.
(301) 215-7777

CHINDEX INTERNATIONAL, INC.
ANNOUNCES FISCAL 2007 YEAR END AND FOURTH QUARTER RESULTS

BETHESDA, MARYLAND – June 13, 2007 - Chindex International, Inc. (NASDAQ: CHDX), an independent American provider of international healthcare services and Western healthcare products in the People’s Republic of China, today announced results for its fiscal year end and fourth quarter ended March 31, 2007. For the fiscal year, the Company reported total revenue of $105.9 million, an increase of 17% over the prior year, and net income from continuing operations of $3.0 million compared net income from continuing operations of $167,000 in the prior year.

Revenue for the quarter ended March 31, 2007 was $24.7 million, a 6% increase over revenue of $23.3 million in the quarter ended March 31, 2006.

Net income for the quarter ended March 31, 2007 was $665,000 or earnings per share of $0.09. This compares to a net loss of $394,000, or a loss per share of $0.06, for the quarter ended March 31, 2006. Net income for the year ended March 31, 2007 was $2.7 million, or earnings per share of $0.40. This compares to a net loss of $2.9 million, or a loss per share of $0.45, for the year ended March 31, 2006.

The Company’s balance sheet as of March 31, 2007 shows cash, cash equivalents and restricted cash of $10.7 million, total assets of $62.9 million, a current ratio of 1.65:1 and stockholders’ equity of $27.9 million.

Roberta Lipson, President and CEO of Chindex, commented on the results:

“We continue to see great opportunity in healthcare in China. Our profitable results for fiscal year 2007 are a window on the great potential we see as we set the stage for the next chapters of growth in both our divisions.”

Revenue from the Healthcare Services division for the year was $47.9 million, an increase of 31% over the prior year with income from continuing operations of $5.0 million, compared with income from continuing operations of $1.6 million in the previous year. This improvement of over 200% reflects increasing profitability in both the Beijing and Shanghai markets. The Healthcare Services division operates the Company’s United Family Healthcare (UFH) network of private hospitals and clinics in China. Chindex operates the only foreign-invested, multi-facility hospital network in China.

Lipson commented, “The continued rapid growth on both top and bottom lines on a same-store basis in our United Family Healthcare network speaks to the growing potential of the market as well as our increased service offerings in both markets. We are just about to celebrate the 10th anniversary of our hospital operations in Beijing and expect the growth to continue even as we are planning the next phases of geographic and facility expansion.”

“Our near term expansion plans for the United Family Healthcare network include a new clinic site in Shanghai as well as strategic geographic expansion into new markets in Wuxi and Guangzhou. We have recently announced the first healthcare management services contract for a United Family clinic in Wuxi. We also expect to finalize plans for our expansion into the Guangzhou market, beginning with a clinic operation to be followed by a new United Family Hospital facility, in the near future.”         .

The Medical Products division markets, distributes and sells select medical capital equipment, instrumentation and other medical products for use in hospitals in China and Hong Kong.

Revenue for the division during the year was $58.0 million, a 7% increase from the prior year. The increase was attributable to the impact of new product introductions over the past year as well as delivery of goods in the fiscal 2007 period under a government-backed financing program and the delivery of goods under a multi-unit government contract. These positive factors were offset by the impact of ongoing and unfinished reforms by the Chinese Government of the procurement process in the Chinese healthcare system, which included increased requirements for public tendering in capital equipment markets, a general slowdown in the growth rate of the market for imported medical devices and delays in the product registrations in certain product categories. The Company reported a loss for this division for the year.

“The market issues impacting our 2007 period in the products division began to see resolution by year end. While we did not meet our performance targets in the division, during the year we did see significant progress in market penetration for mid-tier product categories, the successful installations of the first daVinci surgical robot systems in Asia and the resumption of our loan financing programs based on U.S. Ex-Im Bank guarantees. We expect improved performance and a return to profitability in the division in 2008, ”said Lipson.

Lipson concluded, “Our two divisions operate in very synergistic market segments, Healthcare Services and Medical Products. We have great faith in the opportunity in China in the Healthcare space and feel we are uniquely positioned with ‘first to market advantage’ in these areas.”

About Chindex International, Inc.

Chindex is an American healthcare company that provides healthcare services and supplies medical capital equipment, instrumentation and products to the Chinese marketplace, including Hong Kong. It provides healthcare services through the operations of its United Family Healthcare network of private primary care hospitals and affiliated ambulatory clinics in China. The Company’s healthcare network currently operates in the Beijing and Shanghai metropolitan areas. The Company sells medical products manufactured by various major multinational companies, including Siemens AG, which is the Company’s exclusive distribution partner for the sale and servicing of color doppler ultrasound systems. It also arranges financing packages for the supply of medical products to hospitals in China utilizing the export loan and loan guarantee programs of both the U.S. Export-Import Bank and the German KfW Development Bank. With twenty-six years of experience, more than 1,000 employees, and operations in China, Hong Kong, the United States and Germany, the Company’s strategy is to expand its cross-cultural reach by providing leading edge healthcare technologies, quality products and services to Greater China’s professional communities. Further company information may be found at the Company’s websites, www.chindex.com and www.unitedfamilyhospitals.com.

Statements made in this press release relating to plans, strategies, objectives, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the factors set forth under the heading “Risk Factors” in our annual report on Form 10-K for the year ended March 31, 2007, updates and additions to those “Risk Factors” in our interim reports on Form 10-Q and in other documents filed by us with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential”, or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We have no obligation to update these forward-looking statements.

# # # #
Financial Summary Attached

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(thousands except share and per share data)

	Three months ended March 31,		Year ended March 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)
Product sales	$11,861	$13,074	$57,977	$54,336
Healthcare services revenue	12,821	10,211	47,944	36,500

Total revenue	24,682	23,285	105,921	90,836

Cost and expenses
Product sales costs	8,942	9,695	43,891	40,913
Healthcare services costs	10,514	8,896	40,534	33,455
Selling and marketing expenses	2,725	2,801	9,930	10,195
General and administrative	1,562	1,559	6,921	5,723

Income from continuing operations	939	334	4,645	550
Other (expenses) and income
Interest expense	(195)	(192)	(766)	(589)
Interest income	51	56	238	173
Miscellaneous income	72	(40)	70	(18)
(expense) – net	—	—	—	—
Income from continuing operations before income taxes	867	158	4,187	116
(Provision for) benefit from income taxes	(219)	(38)	(1,205)	51

Net income from continuing operations	648	120	2,982	167
Income (loss) from discontinued operations	17	(514)	(247)	(3,105)

Net income (loss)	$665	$(394)	$2,735	$(2,938)

Net income (loss) per common share -basic	$0.09	$(0.06)	$.40	$(0.45)

Weighted average shares outstanding	7,072,002	6,605.118	6,857,913	6,539,572

CONSOLIDATED CONDENSED BALANCE SHEETS
(thousands except share data)

	March 31, 2007	March 31, 2006
ASSETS

Current assets:
Cash and cash equivalents	$9,106	$9,034
Restricted cash	1,590	383
Trade accounts receivable, less allowance for doubtful accounts of $2,827 and $2,250, respectively
Equipment sales receivables	13,133	7,685
Patient service receivables	6,104	5,468
Inventories	7,835	8,681
Deferred income tax	2,463	177
Other current assets	3,153	2,322
Current assets of discontinued operations	—	1,006

Total current assets	43,384	34,756
Property and equipment, net	18,482	19,119
Long-term deferred income taxes	607	2,452
Other assets	434	719

Total assets	$62,907	$57,046

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	22,877	$21,727
Short-term portion of capitalized leases	36	50
Short-term debt and vendor financing	2,710	3,080
Income taxes payable	629	143
Current liabilities of discontinued operations	0	748

Total current liabilities	26,252	25,748
Long-term portion of capitalized leases	58	91
Long-term debt and vendor financing	8,679	8,569

Total liabilities	34,989	34,408
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, none issued	0	0

Common stock, $.01 par value, 13,600,000 shares authorized, including 1,600,000 designated Class B at March 31, 2007 and 2006, respectively:
Common stock – 6,332,345 and 5,946,873 shares issued and outstanding at March 31, 2007 and 2006 respectively	63	60
Class B stock – 775,000 shares issued and outstanding at March 31, 2007 and 2006	8	8
Additional paid-in capital	38,947	36,436
Accumulated other comprehensive income	106	75
Accumulated deficit	(11,206)	(13,941)

Total stockholders’ equity	27,918	22,638
Total liabilities and stockholders’ equity	$62,907	$57,046

SEGMENT INFORMATION

The Company operates in two segments: Healthcare Services and Medical Products. The Company evaluates performance and allocates resources based on income or loss from continuing operations before income taxes, not including foreign exchange gains or losses.

	Healthcare Services		Medical Products	Total
As of March 31, 2007:
Assets	$34,129,000		$28,778,000	$62,907,000
For the three months ended March 31, 2007:

Sales and service revenue	$12,821,000		$11,861,000	$24,682,000
Gross Profit	n/a	*	2,919,000	n/a	*
Gross Profit %	n/a	*	25%	n/a	*
Income (loss) from continuing operations before foreign exchange	$1,623,000		$(1,258,000)	$365,000
Foreign exchange gain				574,000

Income from continuing operations				$939,000
Other (expense), net				(72,000)

Income from continuing operations before income taxes				$867,000

	Healthcare
	Services		Medical Products	Total
As of March 31, 2006:
Assets	$29,801,000		$26,239,000	$56,040,000
For the three months ended March 31, 2006:

Sales and service revenue	$10,211,000		$13,074,000	$23,285,000
Gross Profit	n/a	*	3,379,000	n/a	*
Gross Profit %	n/a	*	26%	n/a	*
Income (loss) from continuing operations before foreign exchange	$1,055,000		$(743,000)	$312,000
Foreign exchange gain				22,000

Income from continuing operations				$334,000
Other (expense), net				(176,000)

Income from continuing operations before income taxes				$158,000

Total consolidated assets of $57,046,000 as of March 31, 2006 include $1,006,000 of assets pertaining to our healthcare products retail business which was discontinued in fiscal year 2006.

	Healthcare Services		Medical Products	Total
As of March 31, 2007:
Assets	$34,129,000		$28,778,000	$62,907,000
For the twelve months ended March 31, 2007:

Sales and service revenue	$47,944,000		$57,977,000	$105,921,000
Gross Profit	n/a	*	14,086,000	n/a	*
Gross Profit %	n/a	*	24%	n/a	*
Income (loss) from continuing operations before foreign exchange	$5,028,000		$(1,154,000)	$3,874,000
Foreign exchange gain				771,000

Income from continuing operations				$4,645,000
Other (expense), net				(458,000)

Income from continuing operations before income taxes				$4,187,000

	Healthcare
	Services		Medical Products	Total
As of March 31, 2006:
Assets	$29,801,000		$26,239,000	$56,040,000
For the twelve months ended March 31, 2006:

Sales and service revenue	$36,500,000		$54,336,000	$90,836,000
Gross Profit	n/a	*	13,423,000	n/a	*
Gross Profit %	n/a	*	25%	n/a	*
Income (loss) from continuing operations before foreign exchange	$1,585,000		$(1,436,000)	$149,000
Foreign exchange gain				401,000

Income from continuing operations				$550,000
Other (expense), net				(434,000)

Income from continuing operations before income taxes				$116,000

Total consolidated assets of $57,046,000 as of March 31, 2006 include $1,006,000 of assets pertaining to our healthcare products retail business which was discontinued in fiscal year 2006.

• Gross profit is not routinely calculated in the healthcare industry.